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                                               Exhibit 23


Independent Auditors' Consent

We consent to the incorporation by reference in Registration Statement Nos. 33-60498, 33-61820, 33-50911, 33-52189, 33-54923, 33-55595, 33-57737 and
333-22861 of General Instrument Corporation on Forms S-8 of our report on the financial statement schedules of General Instrument Corporation and subsidiaries listed in Item 14(a)2 dated February 3, 1997 appearing in, and our report on the consolidated financial statements of General Instrument Corporation and subsidiaries dated February 3, 1997 (February 28, 1997 as to Note 16) incorporated by reference in, this Annual Report on Form 10-K of General Instrument Corporation for the year ended December 31, 1996.


/s/ Deloitte & Touche LLP
--------------------------
Deloitte & Touche LLP


Chicago, Illinois
March 21, 1997